Exhibit 16.1

July 23, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by First USA Credit Card Master Trust (the “Trust”) which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K as part of the Trust’s Form 8-K report dated as of July 1, 2004. We agree with the statements concerning our Firm in such Form 8-K, however, our services to the Trust have not included the audit of any financial statements of the Trust.

Very truly yours,